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                                                              EXHIBIT 11
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                         MARSHALL & ILSLEY CORPORATION        EXHIBIT 11
                      COMPUTATION OF EARNINGS PER SHARE
                        ($000's except per share data)

                                              Three Months Ended March 31,
                                            -----------------------------
BASIC                                             1998           1997
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Earnings:
  Net income                                $      72,931  $      54,799
  Less: Convertible preferred dividends            (1,535)        (1,065)
                                              ------------   ------------
Income available to common shareholders     $      71,396  $      53,734
                                              ============   ============
Shares:
  Weighted average number of common shares
    outstanding                                   101,692         88,838
  Less: Unvested restricted stock                    (105)          (147)
                                              ------------   ------------
Total average basic shares outstanding            101,587         88,691
                                              ============   ============

Basic earnings per share                    $        0.70  $        0.61
                                              ============   ============
DILUTED
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Earnings:
  Net income                                $      72,931  $      54,799
  Add: Interest on convertible notes,
    net of income tax effect                          --             232
                                              ------------   ------------
Income available to common shareholders
  plus conversions                          $      72,931  $      55,031
                                              ============   ============
Shares:
  Weighted average number of common shares
    outstanding                                   101,692         88,838
  Additional shares relating to:
    Convertible preferred stock                     7,677          5,776
    8.5% convertible debt                             --           1,901
    Stock options, restricted stock and
        performance plans                           1,752          1,562
    Forward repurchase contracts                      --             213
                                              ------------   ------------
  Total average diluted shares outstanding        111,121         98,290
                                              ============   ============

Diluted earnings per share                  $        0.66  $        0.56
                                              ============   ============